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                     January 30, 2024

       James C. Flores
       Chief Executive Officer
       Flame Acquisition Corp.
       700 Milam Street, Suite 3300
       Houston, TX 77002

                                                        Re: Flame Acquisition
Corp.
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed November 10,
2022
                                                            File No. 001-40111

       Dear James C. Flores:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Energy & Transportation
       cc:                                              Ryan Maierson